Exhibit 99.1

ROCKY MOUNTAIN CHOCOLATE FACTORY SUES AB VALUE/RADOFF GROUP  AND MARY BRADLEY FOR FRAUDULENT INDUCEMENT AND

REPEATED MISREPRESENTATIONS IN CONNECTION WITH 2022 ANNUAL MEETING OF STOCKHOLDERS

Lawsuit Seeks Reimbursement Of Over $1 Million in

Expense Incurred By The Company

●	Company alleges Bradley Radoff, Andrew T. Berger, and Mary Bradley conspired to fraudulently induce the Company into entering into a Cooperation Agreement on August 13, 2022
●	AB Value/Radoff Group repeatedly misled stockholders and the Company about Bradley’s experience and willingness to serve on the Board
●	Company negotiated in good faith to settle and move forward focusing on Company growth strategies and the best interest of stockholders
●	AB Value/Radoff Group violated SEC Rule 14a-9 through their false and misleading proxy solicitation materials

Durango, Colorado--(Newsfile Corp. – September 28, 2022) - Rocky Mountain Chocolate Factory, Inc. (NASDAQ: RMCF) (the “Company,” ”we” or ”RMCF”), an international franchiser and manufacturer of gourmet chocolates and other confectionary products, today filed a lawsuit in the Court of Chancery of the State of Delaware against Bradley L. Radoff, Andrew T. Berger, AB Value Partners LP, AB Value Management LLC (collectively, the “AB Value/Radoff Group”) and Mary Bradley to protect stockholder value.

The Board of Directors of the Company (the “Board”) did not take this action lightly. It attempted on multiple occasions to resolve the on-going dispute stemming from misrepresentations made to the Company by the AB Value/Radoff Group and Mary Bradley. Prior to initiating the litigation, the Company sought to engage in confidential settlement discussions, but the AB Value/Radoff Group was unwilling to resolve the dispute on reasonable terms.

The suit alleges the defendants conspired to commit fraudulent inducement prior to entering into a Cooperation Agreement with the Company on August 13, 2022. The agreement, intended to settle the third contested proxy vote in four years between the AB Value/Radoff Group and the Company, specified that RMCF would expand its Board of Directors to seven members by appointing the AB Value/Radoff Group’s nominee Mary Bradley to the Board immediately following the 2022 Annual Meeting of Stockholders on August 18, 2022, and included other terms previously announced by the Company. The Cooperation Agreement expressly contemplated that Mary Bradley would be appointed to the Board of the Company. As alleged in the lawsuit, however, Mary Bradley had already informed the AB Value/Radoff Group that she was unwilling to serve, making her ineligible for election to the Board. Yet, the AB Value/Radoff Group and Bradley failed to disclose this information to the stockholders and to the Company before the Company executed the Cooperation Agreement.

The Company expected to make the Cooperation Agreement public on August 15, 2022. However, on August 14, 2022, just one day after signing the Cooperation Agreement, the AB Value/Radoff Group requested that the Company not make the announcement due to Ms. Bradley’s unwillingness to serve, which was disclosed to the Company for the first time in that communication.

The Company immediately sought confirmation of Ms. Bradley’s status and specific information concerning when the AB Value/Radoff Group first became aware of the possibility that Ms. Bradley was not willing to serve. The AB Value/Radoff Group has failed to provide meaningful responses to these information requests, and the Company believes that the AB Value/Radoff Group induced the Company to enter into the Cooperation Agreement based on incomplete and/or misleading information.

As a result, it is the Company’s position that the Cooperation Agreement became null and void. The Company intends to prove that it was fraudulently induced into executing the Cooperation Agreement.

Equally concerning is the AB Value/Radoff Group’s inability to properly update its proxy materials. Failing to provide direct answers to the Company's simple questions, it is reasonable to conclude Ms. Bradley may have informed the AB Value/Radoff Group prior to August 13, 2022 that she had no intention to serve on the Board.

Two leading proxy advisory firms, ISS and Glass Lewis, endorsed Bradley’s nomination before any of this information came to light. It now appears they may have been unfairly influenced by the AB Value/Radoff Group’s misleading and false communications. Even now, the AB Value/Radoff Group remains elusive as to exactly when Ms. Bradley informed them of her unwillingness to serve on the Board.

After the stockholder vote in which all six of the Company’s nominees were re-elected, the Board continued in earnest to reach a settlement that would avoid yet another contest. Instead of engaging in meaningful dialogue or compromise, the AB Value/Radoff Group has remained uncooperative even after several attempted outreaches from the Board. The Board is also astounded that Ms. Bradley, through her counsel, has expressly communicated to the Company that she will not speak with either the Company or her dissident supporters to answer questions related to the conduct alleged in the Complaint.

The Company will continue to protect the interests of its stockholders and seek to recover more than $1 million in expenses incurred during a lengthy period of fraudulent activity. Accordingly, the Company is asking the court to grant the following relief:

(1) On the First Cause of Action, (i) a declaration that the Cooperation

Agreement is rescinded, null, and void, and that Plaintiff has no obligations under the Cooperation Agreement including, but not limited, to the payment of $600,000 to the AB Value/Radoff Group, and (ii) an award of damages in favor of Plaintiff against Defendants for the costs and expenses, including attorneys’ fees, that

Plaintiff incurred to negotiate and execute the Cooperation Agreement after

Defendants knew or should have known that Bradley was unwilling to serve as a

Director of the Company, in an amount in excess of $500,000.

(2) On the Second Cause of Action, (i) an award of damages in favor of

Plaintiff against Defendants for the costs and expenses Plaintiff incurred, including attorneys’ fees and proxy solicitors’ fees, incurred to engage in a contested proxy contest that was based on misrepresentations concerning Bradley’s qualifications in numerous SEC filings, in an amount in excess of $1,000,000; and (ii) a declaration that the Cooperation Agreement is rescinded, null, and void.

(3) Such other and further relief as the Court deems just and proper.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., (the “Company”), ranked number one on Newsweek’s list of “America's Best Retailers 2022” in the chocolate and candy stores category and headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company, its subsidiaries and its franchisees and licensees operate more than 325 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores across the United States, South Korea, Qatar, the Republic of Panama, and The Republic of the Philippines. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “RMCF.”

Forward-Looking Statements

This communication includes statements of RMCF’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These forward-looking statements involve various risks and uncertainties. The statements, other than statements of historical fact, included in this communication are forward-looking statements. Many of the forward-looking statements contained in this presentation may be identified by the use of forward-looking words such as “will,” “intend,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “potential,” “prospects,” “build” or similar expressions. Factors which could cause results to differ from the forward-looking statements include, but are not limited to: the potential cost and length of legal proceedings, the potential disruption to normal business operations caused by legal proceedings, the difficulty of predicting the results of complex legal proceedings and any unfavorable resolution of the lawsuit against the AB Value/Radoff Group.  For a detailed discussion of the risks and uncertainties that may cause RMCF's actual results to differ from the forward-looking statements, please see the section entitled “Risk Factors” contained in Item 1A. of the RMCF’s Annual Report on Form 10-K for the fiscal year ended February 28, 2022, filed with the SEC on May 27, 2022, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on June 28, 2022. These forward-looking statements apply only as of the date hereof. As such they should not be unduly relied upon for more current circumstances. Except as required by law, RMCF undertakes no obligation to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date of this presentation or those that might reflect the occurrence of unanticipated events.

CONTACT

Rob Swadosh
SwadoshGroup
908-723-2845